PRESS RELEASE	Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	JOHN P. NELSON
PRESIDENT
(515) 232-6251

August 11, 2022

AMES NATIONAL CORPORATION BOARD DECLARED A CASH DIVIDEND

AMES, IOWA - On August 10, 2022, the Company declared a cash dividend of $0.27 per common share. The dividend is payable November 15, 2022, to shareholders of record at the close of business on November 1, 2022.

Ames National Corporation is listed on the NASDAQ Capital Market under the ticker symbol, ATLO. The Company’s affiliate banks include First National Bank, Ames, Iowa; Boone Bank & Trust Co., Boone, Iowa; State Bank & Trust Co., Nevada, Iowa; Iowa State Savings Bank, Creston, Iowa; Reliance State Bank, Story City, Iowa; and United Bank & Trust Co. Marshalltown, Iowa. Additional information about the Company can be found at www.amesnational.com.